Exhibit 99.1

  American Campus Communities to Acquire Student Housing Property in
           Gainesville, Florida; Revise 2005 Guidance Ranges

    AUSTIN, Texas--(BUSINESS WIRE)--Feb. 25, 2005--American Campus Communities, Inc. (NYSE:ACC), one of the largest owners, managers and developers of high-quality student housing properties in the U.S., today announced that it has signed a contract to acquire The Exchange at Gainesville, a student housing community located in close proximity to the University of Florida campus in Gainesville, Florida. The property, which contains approximately 1,044 beds, has a purchase price of approximately $47.5 million. The acquisition is expected to be completed by the end of the 2005 first quarter.
    Looking forward to its 2004 earnings news release to be distributed March 1, 2005 and its analyst conference call scheduled on March 2, 2005, the company said that it will be narrowing the 2005 guidance range previously provided for Funds from Operations Modified to reflect the operational performance of on-campus participating properties (FFOM), and lowering earnings guidance previously provided for Funds from Operations (FFO) for the year ended December 31, 2005, in part due to the sale of the San Bernardino project and the delay in closing the acquisition of the Florida portfolio of five properties, which closed in February 2005. Additional guidance information will be provided in the 2004 earnings news release and during the analyst conference call.

    About American Campus Communities

    American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust
(REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. American Campus Communities owns and manages a portfolio of 22 student housing communities containing approximately 14,100 beds. Including its owned properties, the company provides management and leasing services at a total of 41 properties with more than 25,400 beds located on or near college and university campuses. Additional information is available at www.studenthousing.com.

    Forward-Looking Statements

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

    CONTACT: American Campus Communities, Inc., Austin
             Joe Allen, 512-732-1009